UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 of 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 21, 2022

New Asia Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-55410	45-0460095
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

80 Tras Street #01-03, Singapore	079019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +65-6820-8885

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.Other Events

The NAHD Board of Directors hereby acknowledges that NAHD will undertake a technical, legal and financial evaluation of Asian Fuels Energy Inc (the “Company”) and its sister Company, Hacienda Asia Plantations Inc. (HAPI). The Company is a Philippine-based Company, incorporated on June 19, 2009, is a subsidiary company to HAPI of which was incorporated in August 2, 2007, owned by Alfred Joseph S. Araneta with super majority of the both companies.  Based on information shared with NAHD, HAPI is focused in engaging in the agriculture business in the Philippines to develop world class plantation and production systems for Oil Palm, Natural Rubber and Agroforestry crops and AFEI is focused on the development of Napier Grass plantations to produce renewable energy fuel and power generation facilities involving biomass and solar farms. HAPI maintains a Napier Grass plantation and nursery in its 6,652-hectare (HA) plantation site in Candoni, Negros Occidental and a nursery in Rosario, Batangas. These plantations and nurseries are a ready source of planting materials to support its ongoing expansion activities.  Napier Grass assets in Negros and Batangas will be transferred to AFEI as part of the proposed transaction described herein.

NAHD has executed a Memorandum of Understanding, dated June 14th, 2022, regarding the acquisition of a 40% of the issued and outstanding shares of the Company and the rights to secure, through a subsequent investment of a majority equity stake in the individual Special Project Corporations (SPC) involved in the production of Renewable Napier Grass fuel in Batangas (first Priority Project) and future projects in Tarlac. The Batangas Project has secured a multi-year off-take agreement for the purchase of the Napier Grass product from a major manufacturing corporation. The acquisition would also grant NAHD the rights of First Refusal to undertake the development of Napier Grass Renewable Fuel Supply Projects, as the principal and majority owner/investor for North America.

Based on information provided by HAPI and AFEI, the Batangas Project projected financials:

Description	Amount (USD)
Total Project Installed Costs	$ 5,355,000
Projected Revenues	$5,557,500
Projected EBITDA	$2,018,200
Projected Equity Free Cash Flows	$1,772,319
Project cash flows will commence within 9 to 12 months from construction

NAHD will immediately undertake a detailed Due Diligence and begin to secure the additional financing to secure a majority stake in the Renewable Energy Project in Batangas, Philippines.

Based on information provided to NAHD by HAPI and AFEI:

•the Philippines has large and abundant supplies of biomass resources, including agricultural crop residues, forest residues, animal waste, agro-industrial waste, municipal solid waste and aquatic biomass.  The most common agricultural wastes are rice hull, bagasse, sugar plantation residues, coconut husks and shells and coconut coir.  The use of commercially produced agricultural residues converted into biomass is increasing in the Philippines, particularly as the push to provide base-load power generation capacity, while endeavoring to reduce the demand for fossil fuels serves as a driving force. However, due to factors such as ASEAN integration and other global trade conditions, the importation of rice and sugar have resulted in reduced quantities of local production and thus lowering quantities of available biomass such as rice husk and bagasse and increasing prices.

•Operating power plants are experiencing challenges in sourcing the required quantities of feedstock for their operations and have seen increased costs for alternate biomass sources (e.g., wood chips, etc.). Current AFEI’s/HAPI clients, with whom AFEI/HAPI have signed off-take agreements are facing similar significant challenges in sourcing additional biomass for their boiler systems.

•The Philippine Energy Plan 2017-2040 forecasts that energy demand will quadruple during this period, representing annual growth of about 5% and requiring 43,736 MW of additional power generation capacity. It could be that natural gas –e.g. imported liquefied natural gas (LNG), – coal generation would satisfy most of the new demand (coal providing the base load and more expensive natural gas bridging the gap during periods of higher use). However, the availability of Natural Gas in the Philippines is limited, and the use of Natural Gas would likely be focused on the importation of LNG. Furthermore, the need to significantly lower the use of coal (recent Philippine Department of Energy (DOE) policies stating a moratorium on new Coal Plant construction), and the need to lower the cost of power generation, clearly promotes an increased focus on the use of renewable fuels, such as Napier Grass,

•Napier Grass is a key energy crop generator that is renewable, sustainable, programmable, scalable and easy to cultivate and is considered as the new generation energy crop that is climate smart, supplying the urgently needed feedstock for biomass fueled base-load renewable energy power plants, being the long-term and reliable baseload solution. In addition, the use of Napier Grass as a renewable supplementary feedstock for coal and biomass plants will be a very valuable element in the transition to the reduction of the use of coal for baseload power generation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New Asia Holdings, Inc.

Date: June 21, 2022	By:	/s/ Lin Kok Peng
Lin Kok Peng
Chief Executive Officer